UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): October 30, 2003

InterDigital Communications Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

781 Third Avenue, King of Prussia, PA	19406-1409
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-878-7800

Item 5.    Other Events.

Federal Insurance Company (“Federal”), the insurance provider for the settled litigation involving Ericsson, Inc. (“Ericsson”), has delivered to InterDigital Communications Corporation and InterDigital Technology Corporation (collectively, the “Company”) a demand for arbitration under the Pennsylvania Uniform Arbitration Act. As previously reported on the Company’s Form 10-Q for the Quarter ended June 30, 2003, Federal is seeking reimbursement of approximately $28 million it alleges is owed under an insurance reimbursement agreement for attorneys’ fees and expenses paid by Federal in the Ericsson litigation. The Company has filed an action in United States District Court for the Eastern District of Pennsylvania seeking a declaratory judgment that the reimbursement agreement is void and unenforceable, seeking reimbursement of attorneys’ fees and expenses which have not been reimbursed by Federal and which were paid directly by the Company in connection with the Ericsson litigation, and damages for Federal’s bad faith and breach of obligations under the insurance policy. In the alternative, in the event the reimbursement agreement is found to be valid and enforceable, the Company is seeking a declaratory judgment that Federal is entitled to reimbursement based only on certain portions of amounts received by the Company from Ericsson under the settlement of the Ericsson litigation.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/S/ LAWRENCE F. SHAY

Lawrence F. Shay
Vice President and General Counsel

Dated:  November 4, 2003

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